                                                              Exhibit 12.1
                                                    Ratio of Earnings to Fixed Charges


                                                                                  For the Years Ended December 31,
                                                                 -----------------------------------------------------------------
                                                                    1999          1998          1997          1996          1995
                                                                 -----------   -----------   -----------   -----------   -----------
                                                                                           (In thousands)
Pretax income (loss) from continuing operations................   $ 36,389      $(206,291)    $(168,056)    $(87,986)     $(17,233)

Add back:
  (Losses) earnings from less-than-50.0%-owned persons.........     11,614         10,299         2,286        4,503         4,327
  Minority interest in subsidiary..............................    (13,609)             -             -            -             -
  Fixed charges:
    Interest, whether expensed or capitalized, including
      amortization of deferred financing costs.................     69,470         56,705        43,994       22,194            30
                                                                  --------      ---------     ---------     --------      --------

Adjusted income (loss).........................................    103,864       (139,287)     (121,776)     (61,289)      (12,876)
Fixed charges..................................................     69,470        (56,705)      (43,994)     (22,194)          (30)
                                                                  --------      ---------     ---------     --------      --------
Ratio of earnings to fixed charges.............................       1.50              -             -            -             -
Amount of coverage deficiency..................................   $      -      $(195,992)    $(165,770)    $(83,483)     $(12,906)
                                                                  ========      =========     =========    =========      ========